Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Paul J. Cusick
Chief Financial Officer
pcusick@century-bank.com

Phone:	781.393.4601

Fax:	781.393.4071

CENTURY BANCORP, INC. ANNOUNCES RESIGNATIONS OF BOARD
MEMBERS, JONATHAN B. KAY and JOSEPH P. MERCURIO,
AND ELECTS LINDA SLOANE KAY A DIRECTOR

Medford, Ma, JANUARY 18, 2004 -— Marshall M. Sloane, Chairman, President and Chief Executive Officer of Century Bancorp, Inc., (NASDAQ: CNBKA) (www.century-bank.com) today announced the planned resignations, effective today, of Jonathan B. Kay and Joseph P. Mercurio, as members of the company’s Board of Directors.

Mr. Kay has served as a member of the Board of Directors since 1998 and was an active member of the Executive Committee. Mr. Mercurio joined the Board in 1991 and served as a member of numerous committees, including his most recent appointment as Chair of the Compensation Committee which he has held for over a decade.

“On behalf of the Board, we sincerely appreciate Jonathan’s and Joseph’s active counsel and support during their years of service as a Century Bancorp Board Member,” said Mr. Sloane. “We are extremely proud to have benefited from their experience and wish both of them continued success.”

The selection of a new director was also finalized at today’s Board of Directors’ meeting. Century Bancorp is pleased to announce that Linda Sloane Kay was elected to the Board of Directors of Century Bancorp, Inc. She was also elected to the Board of Directors of Century Bank and Trust Company. Kay joined Century Bank in 1983 as Assistant Vice President of Marketing and currently serves as Vice President for Business Development in Chestnut Hill.

A Magna Cum Laude graduate of Boston University, Kay holds a Bachelor of Arts degree from Boston University’s School of Public Communications. Over the years, Kay has been deeply committed to the community, serving as past Chair of an Annual Fund-raising event and currently as Vice President, Board and Committee Member of Friends of the Massachusetts General

NEWS RELEASE

Hospital Cancer Center. Kay resides in Chestnut Hill, Massachusetts with her husband, Jonathan, and two children, Joshua and Rachel.

Century Bancorp, Inc., through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-two full-service branches in the Greater Boston area, offers a full range of Business, Personal, and Institutional Services.

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender. Corporate Headquarters located at 400 Mystic Avenue, Medford, MA 02155. 866.8.CENTURY.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.